EXHIBIT 23(1)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Bristow Group Inc.:
We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
Our report refers to a change in the method of accounting for defined benefit plans as of March 31, 2007, and its method of accounting for stock-based compensation plans as of April 1, 2006.
/s/ KPMG LLP
Houston, Texas
January 10, 2008